                                                                     EXHIBIT 2.2

                     AMENDMENT TO SOFTWARE LICENSE AGREEMENT

         This AMENDMENT TO SOFTWARE LICENSE AGREEMENT (this "Amendment") is made and entered into as of December 31, 1999 (the "Effective Date"), and shall serve to amend the Software License Agreement (the "Agreement") dated December 6, 1999 by and among SalesLogix Corporation, a Delaware corporation with its principal offices located at 8800 N. Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258 ("SalesLogix"), and Symantec Corporation, a Delaware corporation with its principal offices located at 20330 Stevens Creek Blvd., Cupertino, California 95014 ("Parent"), and Symantec Limited, a corporation organized under the laws of Ireland, with its principal offices located at Ballycoolin Business park, Blanchardstown, Dublin 15, Ireland ("Subsidiary"). Parent and Subsidiary are collectively referred to herein as "Symantec".

RECITALS

         A. Symantec and SalesLogix are parties to the Agreement, which provides, among other things, for SalesLogix to license, on an exclusive basis, Symantec's ACT! product line and certain related rights and Intellectual Property, with an option to purchase the product line.

         B. The parties have agreed to amend and supplement the Agreement as set forth herein.

WHEREFORE, THE PARTIES AGREE AS FOLLOWS:

         1. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

         2.       The following definition shall be added to Section 1 of the
                  Agreement:

                  "Symantec Disclosure Letter" means the disclosure letter dated as of the Effective Date which is being delivered by Symantec to SalesLogix concurrently with the execution of this Agreement as provided in Section 11, along with the additional disclosure letter dated as of the Closing Date which is being delivered by Symantec to SalesLogix at the Closing."

         3. Section 1.46 of the Agreement shall be replaced in its entirety with the following wording:

                  "Tangible Assets" means the tangible assets listed on Exhibit D, which shall be deemed to have the aggregate purchase price as set forth in Section 16 of the Amendment to the Agreement."

         4. The final sentence of Section 3.2 of the Agreement shall be replaced in its entirety with the following sentence:

                  "Symantec shall use commercially reasonable efforts to deliver to SalesLogix at the Closing the Deliverables described on
                  Exhibit I. SalesLogix acknowledges that it may be difficult or impractical for Symantec to deliver all Deliverables at Closing and agrees that Symantec shall have up to fourteen
                  (14) days following Closing to complete delivery of the Deliverables. Notwithstanding this grace period, Symantec agrees that upon SalesLogix's written request, it will deliver as soon as reasonably possible any specific Deliverables that SalesLogix identifies as needed before the end of this grace period."

         5. Exhibit C of the Agreement shall be replaced in its entirety with the Exhibit C attached as Appendix 1 hereto.

         6. Exhibit D of the Agreement shall be replaced in its entirety with the Exhibit D attached as Appendix 2 hereto.

         7. Exhibit G of the Agreement shall be replaced in its entirety with the Exhibit G attached as Appendix 3 hereto.

         8. Exhibit J of the Agreement shall be replaced in its entirety with the Exhibit J attached as Appendix 4 hereto.

         9. Exhibit T of the Agreement shall be replaced in its entirety with the Exhibit T attached as Appendix 5 hereto.

         10. Exhibit T-1 of the Agreement shall be replaced in its entirety with the Exhibit T-1 attached as Appendix 6 hereto.

         11. Exhibit T-3 of the Agreement shall be replaced in its entirety with the Exhibit T-3 attached as Appendix 7 hereto.

         12. Symantec acknowledges that SalesLogix has not obtained all of the licenses for the Third Party Software listed on Exhibit T-3 of the Agreement, and the parties waive such condition to Closing pursuant to Sections 4.4 and 5.4 of the Agreement. Following the Closing, SalesLogix shall be solely responsible and liable for obtaining all licenses for the Third Party Software and/or SalesLogix's reproduction, use or distribution of any Third Party Software listed on Exhibit T-3 to the Agreement.

         13. SalesLogix acknowledges that Symantec has not obtained the consent of Yahoo, Inc. ("Yahoo") to sublicense and delegate to SalesLogix its rights and obligations, respectively, pursuant to the Directory Distribution Agreement dated December 1997 (as amended pursuant to the amendment thereto dated June 4, 1999) between Symantec and Yahoo (the "Yahoo Agreement"), and Symantec waives such condition to Closing pursuant to Section
                  5.4 of the Agreement. Symantec shall exercise commercially reasonable efforts to obtain such consent from Yahoo by January 21, 2000 and, upon Symantec's request, SalesLogix shall provide its reasonable cooperation and assistance to obtain such consent. In the event Symantec is unable to obtain such consent from Yahoo by January 21, 2000, Symantec shall have no further obligation to obtain such consent, and the Yahoo Agreement shall no longer be a Sublicensed Contract. Following January 21, 2000, SalesLogix shall be solely responsible and liable for the use of, or reference, link or hyperlink to, any Yahoo internet site or directory in connection with the Licensed Products.

         14. Subsection (a) of Section 14.2 of the Agreement shall be replaced in its entirety with the following wording: "(a) the failure of any representation or warranty of Symantec contained in this Agreement (including any schedule or exhibit hereto), to be true and correct as of the Closing Date, and even though disclosed, the Simple Sophistication Claim and the King Claim disclosed in the Symantec Disclosure Letter;"

         15. The final sentence of Section 14.5 of the Agreement shall be replaced in its entirety with the following wording:

         16. "Notwithstanding the foregoing (i) the Symantec Basket and the Symantec Cap shall not apply to those certain potential infringement matters disclosed in the Symantec Disclosure Letter described as the Simple Sophistication Claim and the King Claim and (ii) SalesLogix and any other Indemnified Party shall be entitled to recover any Loss arising from fraud or willful misconduct on the party of Symantec."

         17. SalesLogix acknowledges that the inventory and the intangible assets transferred under the Agreement are being acquired with the intent to resell and are expected to be exempt from sales and use tax. The parties agree that the consideration paid by SalesLogix to Symantec under the Agreement shall be allocated as follows:

         18. Inventory: Symantec's cost multiplied by the quantity on hand on the Closing Date

         19. Equipment listed on Exhibit D: Symantec's net book value on the Closing Date

         20. Manuals, schema, drawings, designs and other tangible manifestations of intangible property: $10,000

         21. Other intangibles: Remainder of the consideration for sales tax purposes, the consideration for the inventory, computer equipment, and tangible manifestations of intangible property is deemed to have been paid to Symantec as part of the consideration paid by SalesLogix pursuant to Section 6.1.1 of the Agreement.

         22. SalesLogix and Parent agree to share equally the costs incurred for the services provided by DSI Technology Escrow Services, Inc. ("DSI") pursuant to the Preferred Escrow Agreement, of even date herewith, between DSI, Parent and SalesLogix.

         23. All provisions of the Agreement, except as modified by this Amendment, shall remain in full force and effect and are hereby reaffirmed.

         IN WITNESS WHEREOF, SalesLogix, Parent and Subsidiary have executed this Amendment as of the Effective Date.

SALESLOGIX CORPORATION                  SYMANTEC CORPORATION

By   /s/ Gary Acord                     By   /s/ Greg Myers
     ------------------------------     ---------------------------------

Title Chief Financial Officer           Title Vice President, Finance and
      -----------------------------           ---------------------------

Date 12/30/99                                 Chief Financial Officer
     ------------------------------           ---------------------------

                                        Date 12/31/99
                                             ----------------------------

                                        SYMANTEC LIMITED

                                        By   /s/ Derek Witte
                                             ----------------------------

                                        Title Director
                                              ---------------------------

                                        Date 12/31/99
                                             ----------------------------


           [Signature page to Amendment to Software License Agreement]